Exhibit 10.15

SECOND AMENDMENT

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Second Amendment to Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into this 9lh day of June, 2017, by and between SILICON VALLEY BANK, a California corporation (“Bank”) and ROKU, INC., a Delaware corporation (“Borrower”).

RECITALS

A. Bank and Borrower have entered into that certain Amended and Restated Loan and Security Agreement dated as of November 18, 2014, as amended by that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of May 14, 2015 (as the same has been or may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to make certain revisions thereto as more fully set forth herein.

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 1 (Accounting And Other Terms). The Loan and Agreement shall be amended by deleting Section 1 thereof in its entirety and inserting in lieu thereof the following:

1. ACCOUNTING AND OTHER TERMS.

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP; provided that if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Bank shall so request, Borrower and Bank shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2.2 Section 2.6 (Payment of Interest on the Credit Extensions). The Loan Agreement shall be amended by deleting Section 2.6 thereof in its entirety and inserting in lieu thereof the following:

“ 2.6 Payment of Interest on the Credit Extensions.

(a) Interest; Payment. Each Advance shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to (i) at all times that Borrower is Streamline Eligible (A) for Prime Rate Advances, the Prime Rate, and (B) for LIBOR Advances, the LIBOR Rate plus the LIBOR Rate Margin, and (ii) at all other times, the Prime Rate plus one percent (1.0%). On and after the expiration of any Interest Period applicable to any LIBOR Advance outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations, the amount of such LIBOR Advance shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate the applicable rate for Prime Rate Advances, plus five percent (5.0%). Pursuant to the terms hereof, interest on each Advance shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any Advance pursuant to this Agreement for the portion of any Advance so prepaid and upon payment (including prepayment) in full thereof. All accrued but unpaid interest on the Advances shall be due and payable on the Revolving Line Maturity Date.

(b) Prime Rate Advances. Each change in the interest rate of the Prime Rate Advances based on changes in the Prime Rate shall be effective on the effective date of such change and to the extent of such change.

(c) LIBOR Advances. The interest rate applicable to each LIBOR Advance shall be determined in accordance with Section 3.6(a) hereunder. Subject to Sections 3.6 and 3.7, such rate shall apply during the entire Interest Period applicable to such LIBOR Advance, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Advance.

(d) Computation of Interest. Any interest hereunder will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred sixty (360) days. In computing interest on any Credit Extension, the date of the making of such Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

(e) Default Rate. Except as otherwise provided in Section 2.6(a), upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percent (5.0%) above the rate that would otherwise be applicable thereto (the “Default Rate”). Payment or acceptance of the increased interest provided in this Section 2.6(e) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.”

2.3 Section 2.7 (Fees). The Loan Agreement is hereby amended by deleting Section 2.7(a) thereof its entirety and inserting in lieu thereof the following:

“(a) Commitment Fee. A fully earned, non-refundable commitment fee of Three Hundred Fifty-Six Thousand Two Hundred Fifty Dollars ($356,250.00) (the “Commitment Fee”) of which, (i) Seventy-Five Thousand Dollars ($75,000.00), was paid by Borrower on November 18, 2014 (and is in addition to the Twenty Thousand Dollars ($20,000.00) Borrower previously paid to Bank in connection with the extensions of the Revolving Line Maturity Date as set forth in the twelve and thirteenth amendments to the Prior Loan Agreement, dated June 5, 2014 and August 28, 2014, respectively), (ii) Seventy-Five Thousand Dollars ($75,000.00) was paid to Bank on November 18, 2015, (iii) Fifty-Six Thousand Two Hundred Fifty Dollars ($56,250.00) was paid to Bank on the earlier of (A) September 30, 2016 or (B) upon termination of the Revolving Line for any reason prior to the Revolving Line Maturity Date, (iv) Seventy-Five Thousand Dollars ($75,000.00) shall be paid to Bank on the earlier of (A) the Second Amendment Effective Date or (B) upon termination of the Revolving Line for any reason prior to the Revolving Line Maturity Date, and (v) Seventy-Five Thousand Dollars ($75,000.00) shall be paid to Bank on the earlier of (A) the one-year anniversary of the Second Amendment Effective Date or (B) upon termination of the Revolving Line for any reason prior to the Revolving Line Maturity Date;”

2.4 Section 3.2 (Conditions Precedent to all Credit Extensions). The Loan Agreement shall be amended by adding the following text to appear at the end of subsection (a) of Section 3.2 thereof: “and a Notice of Borrowing.”

2.5 Section 3.4 (Procedures for Borrowing). The Loan Agreement shall be amended by deleting Section 3.4 thereof in its entirety and inserting in lieu thereof the following:

“3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, an Advance shall be made upon Borrower’s irrevocable written notice delivered to Bank in the form of a Transaction Report and a Notice of Borrowing or without instructions if any Advance is necessary to meet Obligations which have become due. The Notice of Borrowing shall be made by Borrower in the form attached hereto as Exhibit E and shall be executed by an Authorized Signer. Bank shall have received satisfactory evidence that the provision of such notices and the requests for Advances have been approved by Borrower’s board of directors. The Notice of Borrowing must be received by Bank prior to 12:00 p.m. Pacific time, (i) at least three (3) Business Days prior to the requested Funding Date, in the case of any LIBOR Advance, and (ii) on the requested Funding Date, in the case of a Prime Rate Advance, specifying: (A) the amount of the Advance; (B) the requested Funding Date; (C) whether the Advance is to be comprised of LIBOR Advances or Prime Rate Advances; and (D) the duration of the Interest Period applicable to any such LIBOR Advances included in such notice; provided that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Advance comprised of LIBOR Advances, such Interest Period shall be one (1) month. Notwithstanding any terms in this Agreement to the contrary, each LIBOR Advance shall not be less than One Million Dollars ($1,000,000.00) and shall be in a multiple of One Hundred Thousand Dollars ($100,000.00). In addition to such Notice of Borrowing, Borrower must promptly deliver to Bank by electronic mail such reports and information, including without limitation, sales journals, cash receipts journals, accounts receivable aging reports, as Bank may request in its sole discretion. On the Funding Date, Bank shall credit proceeds of an Advance to the Designated Deposit Account and, subsequently, shall transfer such proceeds by wire transfer to such other account as Borrower may instruct in the Notice of Borrowing. Notwithstanding anything herein to the contrary, a LIBOR Advance shall only be made if Borrower is Streamline Eligible and will remain Streamline Eligible after making such Advance.”

2.6 Sections 3.5 (Conversion and Continuation Elections), 3.6 (Special Provisions Governing LIBOR Advances), and 3.7 (Additional Requirements/Provisions Regarding LIBOR Advances). The Loan Agreement shall be amended by inserting the following to appear as new Sections 3.5, 3.6 and 3.7 thereof, immediately following the existing Section 3.4 thereof:

“ 3.5 Conversion and Continuation Elections.

(a) So long as (i) no Event of Default exists; (ii) Borrower is Streamline Eligible, (iii) Borrower shall not have sent any notice of termination of this Agreement; and (iv) Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower’s requests for LIBOR Advances, Borrower may, upon irrevocable written notice to Bank:

(i) elect to convert on any Business Day, Prime Rate Advances into LIBOR Advances;

(ii) elect to continue on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date; or

(iii) elect to convert on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date into Prime Rate Advances.

If Borrower ceases to be Streamline Eligible, each LIBOR Advance shall immediately and automatically convert into a Prime Rate Advance at Bank’s option pursuant to Section 3.5(d), and Borrower shall pay to Bank any fees and/or payments due pursuant to Section 3.6(c) hereof.

(b) Borrower shall deliver a Notice of Conversion/Continuation in the form of Exhibit F by electronic mail to be received by Bank prior to 12:00 p.m. Pacific time (i) at least three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Advances are to be converted into or continued as LIBOR Advances; and (ii) on the Conversion Date, if any Advances are to be converted into Prime Rate Advances, in each case specifying the:

(i) proposed Conversion Date or Continuation Date;

(ii) aggregate amount of the Advances to be converted or continued;

(iii) nature of the proposed conversion or continuation; and

(iv) if the resulting Advance is to be a LIBOR Advance, the duration of the requested Interest Period.

(c) If upon the expiration of any Interest Period applicable to any LIBOR Advances, Borrower shall have timely failed to select a new Interest Period to be applicable to such LIBOR Advances or request to convert a LIBOR Advance into a Prime Rate Advance, Borrower shall be deemed to have elected to convert such LIBOR Advances into Prime Rate Advances.

(d) Any LIBOR Advances shall, at Bank’s option, immediately convert into Prime Rate Advances in the event that (i) an Event of Default exists, (ii) Borrower ceases to be Streamline Eligible, or (iii) the aggregate principal amount of the Prime Rate Advances which have been previously converted to LIBOR Advances, or the aggregate principal amount of existing LIBOR Advances continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceeds the lesser of the Revolving Line or the Borrowing Base. Borrower agrees to pay Bank, upon demand by Bank (or Bank may, at its option, debit the Designated Deposit Account or any other account Borrower maintains with Bank) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost, or expense incurred by Bank, as a result of the conversion of LIBOR Advances to Prime Rate Advances pursuant to this Section 3.5(d).

(e) Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Advances, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Advances.

3.6 Special Provisions Governing LIBOR Advances. Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Advances as to the matters covered:

(a) Determination of Applicable Interest Rate. As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Advances for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.

(b) Inability to Determine Applicable Interest Rate. In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Advance, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Advance on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no Advances may be made as, or converted to, LIBOR Advances until such time as Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to LIBOR Advances in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. If (i) for any reason, other than a default by Bank or any failure of Bank to fund LIBOR Advances due to impracticability or illegality under Sections 3.7(c) and 3.7(d) of this Agreement, a borrowing or a conversion to or continuation of any LIBOR Advance does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, or (ii) any complete or partial principal payment or reduction of a LIBOR Advance, or any conversion of any LIBOR Advance, occurs on a date prior to the last day of an Interest Period applicable to that LIBOR Advance, including due to voluntary or mandatory prepayment or acceleration, then, in each case, Borrower shall compensate Bank, upon written request by Bank, for all losses and expenses incurred by Bank in an amount equal to the excess, if any, of:

(A) the amount of interest that would have accrued on the amount (1) not borrowed, converted or continued as provided in clause (i) above, or (2) paid, reduced or converted as provided in clause (ii) above, for the period from (y) the date of such failure to borrow, convert or continue as provided in clause (i) above, or the date of such payment, reduction or conversion as provided in clause (ii) above, as the case may be, to (z) in the case of a failure to borrow, convert or continue as provided in clause (i) above, the last day of the Interest Period that would have commenced on the date of such borrowing, conversion or continuing but for such failure, and in the case of a payment, reduction or conversion prior to the last day of an Interest Period applicable to a LIBOR Advance as provided in clause (ii) above, the last day of such Interest Period, in each case at the applicable rate of interest or other return for such LIBOR Advance(s) provided for herein (excluding, however, the LIBOR Rate Margin included therein, if any), over

(B) the interest which would have accrued to Bank on the applicable amount provided in clause (A) above through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate on the date of such failure to borrow, convert or continue as provided in clause (i) above, or the date of such payment, reduction or conversion as provided in clause (ii) above, as the case may be, for a period equal to the remaining period of such applicable Interest Period provided in clause (A) above.

Bank’s request shall set forth the manner and method of computing such compensation and such determination as to such compensation shall be conclusive absent manifest error.

(d) Assumptions Concerning Funding of LIBOR Advances. Calculation of all amounts payable to Bank under this Section 3.6 and under Section 3.7 shall be made as though Bank had actually funded each relevant LIBOR Advance through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund each of its LIBOR Advances in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.6 and under Section 3.7.

(e) LIBOR Advances After an Event of Default or Failure to be Streamline Eligible. After the occurrence and during the continuance of an Event of Default or immediately upon Borrower ceasing to be Streamline Eligible, (i) Borrower may not elect to have an Advance be made or continued as, or converted to, a LIBOR Advance after the expiration of any Interest Period then in effect for such Advance and (ii) subject to the provisions of Section 3.6(c), any Notice of Conversion/Continuation given by Borrower with respect to a requested conversion/continuation that has not yet occurred shall, at Bank’s option, be deemed to be rescinded by Borrower and be deemed a request to convert or continue Advances referred to therein as Prime Rate Advances.

3.7 Additional Requirements/Provisions Regarding LIBOR Advances.

(a) Borrower shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any LIBOR Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(i) changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any LIBOR Advances (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office);

(ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any LIBOR Advances or any deposits referred to in the definition of LIBOR); or

(iii) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).

Bank will notify Borrower of any event occurring after the Effective Date which will entitle Bank to compensation pursuant to this Section 3.7(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 3.7(a). Determinations and allocations by Bank for purposes of this Section 3.7(a) of the effect of any Regulatory Change on its costs of maintaining its obligations to make LIBOR Advances, of making or maintaining LIBOR Advances, or on amounts receivable by it in respect of LIBOR Advances, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

(b) If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within five (5) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section 3.7(b) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

(c) Notwithstanding anything to the contrary in this Section 3.7, Borrower shall not be required to compensate Bank pursuant to this Section 3.7(b) for any amounts incurred more than nine (9) months prior to the date that Bank notifies Borrower of Bank’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of Borrower arising pursuant to this Section 3.7(b) shall survive the Revolving Line Maturity Date, the termination of this Agreement and the repayment of all Obligations.

(d) If, at any time, Bank, in its sole and absolute discretion, determines that (i) the amount of LIBOR Advances for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to Bank of lending the LIBOR Advances, then Bank shall promptly give notice thereof to Borrower. Upon the giving of such notice, Bank’s obligation to make the LIBOR Advances shall terminate; provided, however, LIBOR Advances shall not terminate if Bank and Borrower agree in writing to a different interest rate applicable to LIBOR Advances.

(e) If it shall become unlawful for Bank to continue to fund or maintain any LIBOR Advances, or to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay the LIBOR Advances in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 3.6(c)(ii)). Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Advance then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of Section 3.6(c)(ii), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Advance or to have outstanding Advances converted into or continued as Prime Rate Advances by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.”

2.7 Section 5.1 (Due Organization, Authorization; Power and Authority). The Loan Agreement shall be amended by deleting Section 5.1 thereof in its entirety and inserting in lieu thereof the following:

“5.1 Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower, entitled “Perfection Certificate”. Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement and provided that the Perfection Certificate shall be deemed to be updated to reflect the information provided in any notice delivered by Borrower to Bank pursuant to Section 7.2 of this Agreement).

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except (i) such Governmental Approvals which have already been obtained and are in full force and effect or are being obtained pursuant to Section 6.1(b) and (ii) any filings required by the Code in connection with perfecting the security interests granted herein), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.”

2.8 Section 5.4 (Litigation). The Loan Agreement shall be amended by deleting Section 5.4 thereof in its entirety and inserting in lieu thereof the following:

“5.4 Litigation. Except as set forth in the Perfection Certificate (as updated from time to time pursuant to Section 5.1), there are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000.00).”

2.9 Section 5.5 (Financial Statements; Financial Condition). The Loan Agreement shall be amended by deleting Section 5.5 thereof in its entirety and inserting in lieu thereof the following:

“5.5 Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations (except with respect to unaudited financial statements, subject to normal year-end adjustments, and the absence of footnotes). There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.”

2.10 Section 5.7 (Regulatory Compliance). The Loan Agreement shall be amended by deleting the “.” at the end of Section 5.7 thereof and inserting the following:

“except where the failure to do so could not reasonably be expected to cause a material adverse effect on Borrower’s business.”

2.11 Section 5.9 (Tax Returns and Payments; Pension Contributions). The Loan Agreement shall be amended by deleting the references in Section 5.9 thereof to “Five Thousand Dollars ($5,000.00)” throughout and replacing such references with “Fifty Thousand Dollars ($50,000.00).”

2.12 Section 6.1 (Government Compliance). The Loan Agreement shall be amended by deleting “.” at the end of Section 6.1(a) thereof and inserting the following:

“ noncompliance with which could reasonably be expected to have a material adverse effect on Borrower’s business.”

2.13 Section 6.2 (Financial Statements, Reports, Certificates). The Loan Agreement shall be amended by deleting subsections (e), (f), (g) and (j) of Section 6.2 thereof in its entirety and inserting in lieu thereof the following:

“(e) as soon as available, but no later than ninety (90) days after the last day of each calendar year, and contemporaneously with any updates or amendments thereto, annual financial projections, as approved by Borrower’s board of directors, and commensurate in form and substance with those provided to Borrower’s venture capital investors;”

“(f) as soon as available, and in any event within one hundred eighty (180) days following the end of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP consistently applied, together with an unqualified (other than a qualification with respect to going concern due to the determination that Borrower has less than twelve (12) months of liquidity) opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion;”

“(g) in the event that Borrower becomes subject to the reporting requirements under the Exchange Act, (i) Borrower’s annual report on form 10-K, as soon as available, and in any event within (A) ninety (90) days following the end of Borrower’s fiscal year or (B) in the event that Borrower has been granted an extension by the SEC with respect to any fiscal year of Borrower permitting the late filing by Borrower of any annual report on form 10-K, the earlier of (x) ninety (90) days following the end of Borrower’s fiscal year and (y) the last day of such extension period, (ii) Borrower’s quarterly reports on form 10-Q, as soon as available, and in any event within fifty (50) days following the end of each of the fiscal quarterly periods of each fiscal year of Borrower, and (iii) within five (5) days of filing, copies of all periodic (other than with respect to such reports delivered to Bank pursuant to these clauses (i) and (ii)) and other reports, proxy statements, and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be; provided, documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address; provided, however, Borrower shall promptly notify Bank in writing (which may be by electronic mail) of the posting of any such documents;

As to any information contained in the materials furnished pursuant to this clause (g), Borrower shall not be required separately to furnish such information under clauses (c) and (f).”

“(j) prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs, if adversely determined, to Borrower or any of its Subsidiaries of, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000.00) or more; and”

2.14 Section 6.3 (Collection of Accounts). The Loan Agreement shall be amended by deleting the following text appearing in Section 6.3(c) thereof:

“Borrower shall have the right to collect all Accounts, unless and until an Event of Default has occurred and is continuing.”

2.15 Section 6.6 (Access to Collateral; Books and Records). The Loan Agreement shall be amended be deleting the following text appearing in Section 6.6 thereof: “$850” and inserting in lieu thereof the following text: “$1,000”.

2.16 Section 6.7 (Insurance). The Loan Agreement shall be amended by deleting Section 6.7(b) thereof in its entirety and inserting in lieu thereof the following:

“(b) Ensure that proceeds payable under any property policy are, at Bank’s option, payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of casualty policies up to Five Hundred Thousand Dollars ($500,000.00) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest (except for purchase money Liens permitted under clause (c) of the definition of Permitted Liens), and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations.”

2.17 Section 6.8 (Operating Accounts). The Loan Agreement shall be amended by deleting Section 6.8 thereof in its entirety and inserting in lieu thereof the following:

“(a) Maintain its primary operating and other deposit accounts and securities accounts with Bank and Bank’s Affiliates. Borrower shall conduct its primary Letters of Credit and foreign exchange contracts with Bank and Bank’s Affiliates. Notwithstanding the foregoing, Borrower may maintain (i) a trust account in the United Kingdom as disclosed on the Perfection Certificate delivered to Bank on the Effective Date and (ii) merchant accounts with financial institutions other than Bank and Bank’s Affiliates in the ordinary course of business (the “Merchant Accounts”) provided that (i) Borrower shall transfer on a daily basis for each Business Day (not including holidays) any and all funds denominated in United States dollars maintained or deposited into the Merchant Accounts into an account of Borrower maintained with Bank and (ii) the maximum aggregate balance of all funds denominated in Foreign Currency maintained or deposited into the Merchant Accounts shall not exceed One Million Dollars ($1,000,000.00) at any time.

(b) Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such, (ii) deposit accounts located outside of the United States, provided that the aggregate value on deposit in such deposit accounts (excluding amounts deposited for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of employees of Borrower or its Subsidiaries and identified to Bank by Borrower as such) shall at no time exceed Seven Hundred Fifty Thousand Dollars ($750,000.00), or (iii) the Merchant Accounts.”

2.18 Section 6.9 (Financial Covenants). The Loan Agreement shall be amended by deleting Section 6.9(a) thereof in its entirety and inserting in lieu thereof the following:

“(a) Current Ratio. To be tested as of the last day of each month (i) commencing with the month ending March 31, 2015, and continuing for each month thereafter, through and including the month ending May 31, 2017, a Current Ratio of at least 1.10 to 1.00, and (ii) commencing with the month ending June 30, 2017, and continuing for each month thereafter, a Current Ratio of at least 1.25 to 1.00.”

2.19 Section 6.10 (Protection and Registration of Intellectual Property Rights). The Loan Agreement shall be amended by deleting Section 6.10(a) thereof in its entirety and inserting in lieu thereof the following:

“(a) (i) Use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property material to its business; (ii) promptly advise Bank in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property material to its business; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.”

2.20 Section 7.2 (Changes in Business, Management, Ownership, or Business Locations). The Loan Agreement shall be amended by deleting Section 7.2 thereof in its entirety and inserting in lieu thereof the following:

“ 7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) fail to provide notice to Bank of any Key Person departing from or ceasing to be employed by Borrower within ten (10) Business Days after any such Key Person’s departure from Borrower; or (ii) enter into any transaction or series of related transactions in which the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than 49% of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction).

Borrower shall not, without at least fifteen (15) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations, together with any existing offices or businesses not subject to a landlord or bailee waiver, contain in the aggregate less than Five Hundred Thousand Dollars ($500,000.00) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, together with any existing offices or businesses not subject to a landlord or bailee waiver, in excess of Five Hundred Thousand Dollars ($500,000.00) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, together with any existing offices or businesses not subject to a landlord or bailee waiver, in excess of Five Hundred Thousand Dollars ($500,000.00) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of Bank, and such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to Bank.”

2.21 Section 7.3 (Mergers or Acquisitions). The Loan Agreement shall be amended by deleting Section 7.3 thereof in its entirety and inserting in lieu thereof the following:

“ 7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary), other than Permitted Acquisitions. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.”

2.22 Section 7.7 (Distributions; Investments). The Loan Agreement shall be amended by deleting Section 7.7 thereof in its entirety and inserting in lieu thereof the following:

“ 7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; (iii) Borrower may repurchase the stock of former or current employees, officers, directors or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided that the aggregate amount of all such repurchases does not exceed One Hundred Fifty Thousand Dollars ($150,000.00) per fiscal year; and (iv) Borrower may repurchase stock of its former or current employees, officers, directors or consultants pursuant to Borrower’s right of first refusal in Borrower’s bylaws so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to any such repurchase, provided that the aggregate amount of all such repurchases does not exceed Eight Hundred Thousand Dollars ($800,000.00) per fiscal year; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.

2.23 Section 8 (EVENTS OF DEFAULT). The Loan Agreement shall be amended by (a) deleting the reference to “Two Hundred Thousand Dollars ($200,000.00) in Section 8.6 thereof and inserting in lieu thereof “Five Hundred Thousand Dollars ($500,000.00)”, (b) deleting the reference to “One Hundred and Fifty Thousand Dollars ($150,000.00)” in Section 8.7 thereof and inserting in lieu thereof “Five Hundred Thousand Dollars ($500,000.00)”, (c) deleting the word “or” appearing at the end of Section 8.9 thereof, (d) deleting the “.” appearing at the end of Section 8.10 thereof and inserting in lieu thereof the following text “;”, (e) deleting the “.” appearing at the end of Section 8.11 thereof and inserting in lieu thereof the following text “; and”, and (f) inserting the following to appear as a new Section 8.12 thereof:

“ 8.12 Cross Default with Subordinated Loan Agreement. An Event of Default (as defined in the Subordinated Loan Agreement) occurs under the Subordinated Loan Agreement.”

2.24 Section 13 (Definitions). The following terms and their respective definitions set forth in Section 13.1 are deleted in their entirety and replaced with the following:

“         “Borrowing Base” is (a) eighty percent (80.0%) of Eligible Accounts, plus (b) the Inventory Sublimit Availability Amount, as determined by Bank from Borrower’s most recent Transaction Report; provided, however, that Bank has the right to decrease the foregoing amount and percentage in its good faith business judgment to mitigate the impact of events, conditions, contingencies, or risks which may adversely affect the Collateral or its value.”

“         “Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed, except that if any determination of a “Business Day” shall relate to a LIBOR Advance, the term “Business Day” shall also mean a day on which dealings are carried on in the London interbank market.”

“         “Default Rate” is defined in Section 2.6(e).”

“         “Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations; provided, however, that any obligations relating to a lease that was accounted for by such Person as an operating lease in accordance with GAAP as of the Second Amendment Effective Date and any similar lease entered into after the Second Amendment Effective Date by such Person shall be accounted for as obligations relating to an operating lease and not as a capital lease, and (d) Contingent Obligations.”

“         “Inventory Sublimit Availability Amount” means the lesser of (a) fifty percent (50.0%) of Borrower’s Eligible Inventory (valued at the lower of cost or market value), as determined by Bank from Borrower’s most recent Transaction Report or (b) the lesser of (i) one hundred percent (100.0%) of the Eligible Accounts which Bank has not already made an Advance against as determined by Bank or (ii) Ten Million Dollars ($10,000,000.00).”

“         “Loan Documents” are, collectively, this Agreement, and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the 2010 Warrant, the 2011 Warrant, the 2011 October Warrant, the 2012 Warrant, the 2012 Bridge Loan Warrant, the Perfection Certificate, the IP Agreement, Intercreditor Agreement, the Subordinated Loan Agreement, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any guarantor, and any other present or future agreement by Borrower and/or any guarantor with or for the benefit of Bank in connection with this Agreement or Bank Services, all as amended, restated, or otherwise modified.”

“         “Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; and provided further that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors); provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.”

“         “Revolving Line Maturity Date” is June 30, 2019.”

2.25 Section 13 (Definitions). The following new defined terms are hereby inserted to appear alphabetically in Section 13.1:

“         “Acquisition” is (a) the purchase or other acquisition by Borrower or any Subsidiary of all or substantially all of the assets of any other Person, or (b) the purchase or other acquisition (whether by means of merger, consolidation, or otherwise) by Borrower or any Subsidiary of all or substantially all of the stock or other equity interest of any other Person.”

“         “Additional Costs” is defined in Section 3.7(a).”

“         “Continuation Date” means any date on which Borrower continues a LIBOR Advance into another Interest Period.”

“         “Conversion Date” means any date on which Borrower converts a Prime Rate Advance to a LIBOR Advance or a LIBOR Advance to a Prime Rate Advance.”

“         “Foreign Currency” means lawful money of a country other than the United States.

“         “Interest Payment Date” means, (i) with respect to any LIBOR Advance, the last day of each Interest Period applicable to such LIBOR Advance and the first (1st) day of each calendar month, and, (ii) with respect to Prime Rate Advances, the first (1st) day of each calendar month, and each date a Prime Rate Advance is converted into a LIBOR Advance to the extent of the amount converted to a LIBOR Advance.”

“         “Interest Period” means, as to any LIBOR Advance, the period commencing on the date of such LIBOR Advance, or on the conversion/continuation date on which the LIBOR Advance is converted into or continued as a LIBOR Advance, and ending on the date that is one (1), two (2), three (3), or four (4) months thereafter, in each case as Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to any LIBOR Advance shall end later than the Revolving Line Maturity Date, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Advance, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.”

“ “Interest Rate Determination Date” means each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Advance.”

“ “LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for any Advance to be made, continued as or converted into a LIBOR Advance, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in Dollars are offered to Bank in the London interbank market (rounded upward, if necessary, to the nearest 0.00001%) in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.”

“ “LIBOR Advance” means an Advance that bears interest based at the LIBOR Rate.”

“ “LIBOR Rate” means, for each Interest Period in respect of LIBOR Advances comprising part of the same Advances, an interest rate per annum (rounded upward, if necessary, to the nearest 0.00001%) equal to LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period.”

“ “LIBOR Rate Margin” is two and three-quarters of one percent (2.75%).”

“ “Merchant Accounts” is defined in Section 6.8(a).”

“         “Notice of Borrowing” means a notice given by Borrower to Bank in accordance with Section 3.4, substantially in the form of Exhibit E, with appropriate insertions.”

“         “Notice of Conversion/Continuation” means a notice given by Borrower to Bank in accordance with Section 3.5, substantially in the form of Exhibit F, with appropriate insertions.”

“         “Parent” is defined in Section 3.7(b).”

“         “Permitted Acquisition” is any Acquisition disclosed to Bank for which each of the conditions below is satisfied, provided that no more than two (2) Acquisitions shall occur after the Second Amendment Effective Date:

(a) no Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;

(b) the entity or assets acquired in such Acquisition is or are in the same or similar line of business as Borrower is in as of the Second Amendment Effective Date or reasonably related, incidental or ancillary thereto;

(c) the target of such Acquisition, if such acquisition is a stock acquisition, shall be an entity organized under the laws of any state in the United States and shall have a principal place in the United States;

(d) Borrower shall remain the surviving entity after giving effect to such Acquisition;

(e) if, as a result of such Acquisition, a new Subsidiary of Borrower is formed or acquired, Borrower shall cause such Subsidiary to provide to Bank a joinder to this Agreement to cause such Subsidiary to become a co-borrower hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank and sufficient to grant Bank a first priority Lien in and to the assets of such Subsidiary;

(f) Borrower shall provide Bank with written notice of the proposed Acquisition at least ten (10) Business Days prior to the anticipated closing date of the proposed Acquisition; and not less than five (5) Business Days prior to the anticipated closing date of the proposed Acquisition, Borrower shall provide Bank with copies of the acquisition agreement and all other material documents relative to the proposed Acquisition (or if such acquisition agreement and other material documents are not in final form, drafts of such acquisition agreement and other material documents; provided that Borrower shall deliver final forms of such acquisition agreement and other material documents promptly upon completion);

(g) the total cash consideration payable (including, without limitation, any earn-out payment obligations), plus the total Indebtedness assumed, may not exceed Seven Million Five Hundred Thousand Dollars ($7,500,000.00) per Acquisition;

(h) such Acquisition shall not constitute an Unfriendly Acquisition;

(i) Borrower provides Bank, at least ten (10) Business Days before the closing of the contemplated Acquisition, written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (after giving effect to such transaction) Borrower is projected to be in compliance with each of the financial covenants in Section 6.9 for the one (1) year period ending after the proposed date of consummation of such Acquisition;

(j) the Acquisition and the entity being acquired is accretive in all respects; and

(k) the entity or assets acquired in such Acquisition shall not be subject to any Lien other than Permitted Liens or any Indebtedness other than Permitted Indebtedness.

“         “Prime Rate Advance” means an Advance that bears interest based at the Prime Rate.”

“         “Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Advances.”

“         “Second Amendment Effective Date” is June 9, 2017.”

“         “Subordinated Loan Agreement” is that certain Subordinated Loan and Security Agreement dated as of the Second Amendment Effective Date, by and between Borrower and Bank, as may be amended, supplemented, replaced, restated or otherwise modified from time to time.”

“         Unfriendly Acquisition” is any Acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally recognized governing body) of the Person to be acquired.”

2.26 Section 13 (Definitions). Clause (b) in the definition of Eligible Accounts set forth in Section 13.1 is deleted in its entirety and replaced with the following:

“        (b) (i) Accounts that the Account Debtor (other than an Account Debtor that is an advertiser or advertising agency with Borrower) has not paid within ninety (90) days of invoice date, and (ii) Accounts that the Account Debtor that is an advertiser or advertising agency with Borrower has not paid within one hundred twenty (120) days of invoice date, in each case ((i) and (ii)) regardless of invoice payment period terms;”

2.27 Section 13 (Definitions). Clause (c) in the definition of Eligible Accounts set forth in Section 13.1 is deleted in its entirety and replaced with the following:

“        (c) (i) Accounts with an Account Debtor (other than an Account Debtor that is an advertiser or advertising agency with Borrower) with credit balances over ninety (90) days from invoice date, and (ii) Accounts with an Account Debtor that is an advertiser or advertising agency with Borrower with credit balances over one hundred twenty (120) days from the invoice date;”

2.28 Section 13 (Definitions). Clause (d) in the definition of Eligible Accounts set forth in Section 13.1 is deleted in its entirety and replaced with the following:

“        (d) (i) Accounts owing from an Account Debtor (other than an Account Debtor that is an advertiser or advertising agency with Borrower) if fifty percent (50%) or more of the Accounts owing from such Account Debtor have not been paid within ninety (90) days of invoice date, and (ii) Accounts owing from an Account Debtor that is an advertiser or advertising agency with Borrower if fifty percent (50%) or more of the Accounts owing from such Account Debtor have not been paid within one hundred twenty (120) days of invoice date;”

2.29 Section 13 (Definitions). Clause (q) in the definition of Eligible Accounts set forth in Section 13.1 is deleted in its entirety and replaced with the following:

“        (q) (i) Accounts for which Borrower has permitted Account Debtor’s (other than an Account Debtor that is an advertiser or advertising agency with Borrower) payment to extend beyond ninety (90) days, and (ii) Accounts with an Account Debtor that is an advertiser or advertising agency with Borrower for which Borrower has permitted Account Debtor’s payment to extend beyond one hundred twenty (120) days;”

2.30 Section 13 (Definitions). Clause (h) in the definition of Permitted Indebtedness set forth in Section 13.1 is deleted in its entirety and replaced with the following:

“        (h) other unsecured Indebtedness not otherwise permitted by Section 7.4 not exceeding One Million Dollars ($1,000,000.00) in the aggregate outstanding at any time;”

2.31 Section 13 (Definitions). Clause (i) in the definition of Permitted Indebtedness set forth in Section 13.1 is deleted in its entirety and replaced with the following:

“        (i)     Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to Borrower in an aggregate principal amount not to exceed Seven Hundred Fifty Thousand Dollars ($750,000.00) or any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby); and”

2.32 Section 13 (Definitions). Clause (b) in the definition of Permitted Investments set forth in Section 13.1 is deleted in its entirety and replaced with the following:

“        (b) (i) Investments consisting of cash and Cash Equivalents and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Bank;”

2.33 Section 13 (Definitions). Clause (d) in the definition of Permitted Investments set forth in Section 13.1 is deleted in its entirety and replaced with the following:

“        (d)     Investments consisting of deposit and securities accounts in which Bank has a perfected security interest except as permitted by Section 6.8(b);”

2.34 Section 13 (Definitions). Clause (g) in the definition of Permitted Investments set forth in Section 13.1 is deleted in its entirety and replaced with the following:

“        (g)     Investments (i) by Borrower in Subsidiaries (including newly formed Subsidiaries) not to exceed Seven Hundred Fifty Thousand Dollars ($750,000.00) in the aggregate in any fiscal year and (ii) by Subsidiaries that are not co-borrowers under this Agreement in other Subsidiaries or in Borrower;”

2.35 Section 13 (Definitions). Clause (1) in the definition of Permitted Investments set forth in Section 13.1 is deleted in its entirety and replaced with the following:

“        (l)     Permitted Acquisitions; and”

2.36 Section 13 (Definitions). The following clause (m) is hereby inserted in the definition of Permitted Investments to appear alphabetically:

“        (m)     other Investments not otherwise permitted by Section 2.22(a) not exceeding Five Hundred Thousand Dollars ($500,000.00) in the aggregate outstanding at any time.”

2.37 Section 13 (Definitions). Clause (c) of the definition of Permitted Liens set forth in Section 13.1 is deleted in its entirety and replaced with the following:

“        (c)     purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than One Million Dollars ($1,000,000.00) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;”

2.38 Section 13 (Definitions). Clause (d) of the definition of Permitted Liens set forth in Section 13.1 is deleted in its entirety and replaced with the following:

“        (d)     Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;”

2.39 Section 13 (Definitions). Clause (f) of the definition of Permitted Liens set forth in Section 13.1 is deleted in its entirety and replaced with the following:

“        (f)     Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (e) and (g) through (n), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.”

2.40 Section 13 (Definitions). The following clause (1) is hereby inserted in the definition of Permitted Liens to appear alphabetically:

“        (l)     deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, ERISA, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money;”

2.41 Section 13 (Definitions). The following clause (m) is hereby inserted in the definition of Permitted Liens to appear alphabetically:

“        (m)     customary cash deposits to secure Borrower and its Subsidiaries’ obligations to landlords or sublandlords in an aggregate amount not to exceed One Million Dollars ($1,000,000.00); and”

2.42 Section 13 (Definitions). The following clause (n) is hereby inserted in the definition of Permitted Liens to appear alphabetically:

“        (n)     purported Liens evidenced by the filing of a precautionary UCC-1 financing statement relating solely to operating leases of equipment entered into by Borrower and its Subsidiaries in the ordinary course of business.”

2.43 Exhibit A (Collateral Description). The Collateral Description appearing as Exhibit A to the Loan Agreement is deleted in its entirety and replaced with the Collateral Description attached as Schedule I attached hereto.

2.44 Exhibit B (Compliance Certificate). The Compliance Certificate appearing as Exhibit B to the Loan Agreement is deleted in its entirety and replaced with the Compliance Certificate attached as Schedule II attached hereto.

2.45 Exhibit E (Notice of Borrowing). The Loan Agreement is hereby amended to attach Schedule III hereto as a new Exhibit E to the Loan Agreement.

2.46 Exhibit F (Notice of Conversion/Continuation). The Loan Agreement is hereby amended to attach Schedule IV hereto as a new Exhibit F to the Loan Agreement.

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Bank on the Second Amendment Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Updated Intellectual Property Security Agreement. Borrower and Bank have entered into an updated Intellectual Property Security Agreement dated as of the Second Amendment Effective Date (the “Updated Intellectual Property Security Agreement”). Borrower hereby confirms and agrees that said Intellectual Property Security Agreement (a) contains an accurate and complete listing of all Intellectual Property Collateral (as defined therein) and (b) that all references in the Loan Agreement to the “Intellectual Property Security Agreement” shall hereafter be deemed to refer to the Updated Intellectual Property Security Agreement.

6. Updated Perfection Certificate. Borrower has delivered an updated Perfection Certificate in connection with this Amendment (the “Updated Perfection Certificate”) dated as of the date hereof, which Updated Perfection Certificate shall supersede in all respects that certain Perfection Certificate dated as of May, 2015. Borrower agrees that all references in the Loan Agreement to “Perfection Certificate” shall hereinafter be deemed to be a reference to the Updated Perfection Certificate.

7. Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

8. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

9. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, and (b) Borrower’s payment to Bank of (i) a fully-earned, non-refundable commitment fee, as due and payable under Section 2.7(a)(iv) of the Loan Agreement, in an amount equal to Seventy-Five Thousand Dollars ($75,000.00) and (ii) Bank’s legal fees and expenses incurred in connection with this Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

SILICON VALLEY BANK		ROKU, INC.

By:	/s/ Kyle Larrabee	By:	/s/ Anthony Wood
Name:	Kyle Larrabee	Name:	Anthony Wood
Title:	VP	Title:	Chief Executive Officer

Schedule I

EXHIBIT A—COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (a) more than sixty-five percent (65.0%) of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter; (b) any intent-to-use trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise; or (c) rights held under a license (with respect to which Borrower is the licensee) that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law).

Schedule II

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	ROKU, INC.

The undersigned authorized officer of ROKU, INC. (“Borrower”) certifies that under the terms and conditions of (a) the Amended and Restated Loan and Security Agreement between Borrower and Bank dated as of November 18, 2014 (as amended and as may be further amended, supplemented, replaced, restated, amended and restated or otherwise modified from time to time, the “Senior Agreement”), and (b) the Subordinated Loan and Security Agreement between Borrower, Bank and the other lenders party thereto dated as of June 9, 2017 (as may be amended, supplemented, replaced, restated, amended and restated or otherwise modified from time to time, the “Subordinated Loan Agreement”) (the Senior Loan Agreement and the Subordinated Loan Agreement are, collectively, the “Agreement”):

(1) Borrower is in complete compliance for the period ending                         with all required covenants except as noted below; (2) there are no Events of Default except as noted below; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) Borrower, and each of its Subsidiaries, have timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Senior Agreement and Section 5.8 of the Subordinated Loan Agreement; and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.

Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies
Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
Annual financial statement (CPA Audited) + CC	FYE within 180 days	Yes No
Form 10-K	After IPO, FYE within 90 days	Yes No
Form 10-Q	After IPO, quarterly within 50 days	Yes No
Merchant Service Processing statement	Monthly within 30 days	Yes No
A/R, A/P Agings, Inventory Report, and Deferred Revenue (if requested)	Monthly within 30 days	Yes No
Transaction Report (if Advances are outstanding)	Weekly; or Monthly within 30 days if Streamline Eligible	Yes No
Board approved annual financial projections	Within 90 days of each FYE or more frequently as updated	Yes No

Financial Covenants	Required	Actual	Complies
Maintain on a Monthly Basis:
Current Ratio of at least*	:1.00	:1.00	Yes No

* See Section 6.9(a).

Performance Pricing			Applies
Streamline Eligible	(a) Prime or (b) LIBOR plus 2.75%		Yes No
Not Streamline Eligible	Prime + 1.0%		Yes No

Streamline Eligible	Required	Actual	Complies
Adjusted Quick Ratio of at least	1.00 to 1.00	:1.00	Yes No

The following financial covenant and streamline eligibility analysis and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

Other Matters

Have there been any amendments of or other changes to the capitalization table of Borrower and to the Operating Documents of Borrower or any of its Subsidiaries? If yes, provide copies of any such amendments or changes with this Compliance Certificate.	Yes	No

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

ROKU, INC.		BANK USE ONLY

Received by:
AUTHORIZED SIGNER
By:		Date:
Name:
	Title:	Verified:
AUTHORIZED SIGNER
Date:
Compliance Status: Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower/Streamline Eligibility

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

I. Current Ratio (Section 6.9(a))

Required: (i) Commencing with the month ending March 31, 2015, and continuing for each month thereafter, through and including the month ending May 31, 2017, at least 1.10 to 1.00, and (ii) commencing with the month ending June 30, 2017, and continuing for each month thereafter, at least 1.25 to 1.00

Actual:

A.	Aggregate value of Borrower’s current assets	$
B.	Aggregate value of Obligations to Bank	$
C.	Aggregate value of liabilities that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and not otherwise reflected in line B above that matures within one (1) year	$
D.	Deferred Revenue	$
E.	Current Liabilities (the sum of lines B and C minus line D)	$
F.	Current Ratio (line A divided by line E)

Is line F greater than the amount applicable above?
No, not in compliance	Yes, in compliance

II. Adjusted Quick Ratio (Streamline Eligible)

Required: Greater than 1.00 to 1.00.

Actual:

A.	Aggregate value of Borrower’s unrestricted cash maintained with Bank or Bank’s Affiliates	$
B.	Aggregate value of Borrower’s net billed accounts receivable	$
C.	Quick Assets (the sum of lines A and B)	$
D.	Aggregate value of Obligations to Bank that mature within one (1) year	$
E.	Aggregate value of liabilities that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness (other than Subordinated Debt), and not otherwise reflected in line D above that matures within one (1) year	$
F.	Aggregate value of all outstanding Obligations under the Revolving Line and not otherwise reflected in line D or E above	$
G.	Current Liabilities (the sum of lines (D and E), plus F)	$
H.	Deferred Revenue	$
I.	Adjusted Quick Ratio (line C divided by line G, minus line H)

Is line I equal greater than the required amount?

No, not in compliance	Yes, in compliance

SCHEDULE III

EXHIBIT E

FORM OF NOTICE OF BORROWING

ROKU, INC.

Date:

To: Silicon Valley Bank

3003 Tasman Drive

Santa Clara, CA 95054

Attention: CFD Operations

Email: CFDOperations@svb.com and JNash@svb.com

RE: Amended and Restated Loan and Security Agreement dated as of November 18, 2014 (as amended, and as may be further amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between ROKU, INC. (“Borrower”), and Silicon Valley Bank (the “Bank”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein and used herein as so defined, and hereby gives you notice irrevocably, pursuant to Section 3.4 of the Loan Agreement, of the borrowing of an Advance.

1. The Funding Date, which shall be a Business Day, of the requested borrowing is                    .

2. The aggregate amount of the requested Advance is $                 .

3. The requested Advance shall consist of $                     of Prime Rate Advances and $             of LIBOR Advances.

4. The duration of the Interest Period for the LIBOR Advances included in the requested Advance shall be                 months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Advance before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:

(a) all representations and warranties of Borrower contained in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(b) no Event of Default has occurred and is continuing, or would result from such proposed Advance;

(c) if a LIBOR Advance is requested, the Borrower is and will, after making the Advance, remain Streamline Eligible; and

(d) the requested Advance will not cause the aggregate principal amount of the outstanding Advances to exceed, as of the designated Funding Date, (i) the lesser of (A) the Revolving Line or (B) the Borrowing Base minus (ii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), and minus (iv) the aggregate outstanding principal amount of any Advances.

BORROWER	ROKU, INC.

By:
Name:
Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
%

SCHEDULE IV

EXHIBIT F

FORM OF NOTICE OF CONVERSION/CONTINUATION

ROKU, INC.

Date:

To:	Silicon Valley Bank

3003 Tasman Drive

Santa Clara, CA 95054

Attention: CFD Operations

Email: CFDOperations@svb.com and JNash@svb.com

RE: Amended and Restated Loan and Security Agreement dated as of November 18, 2014 (as amended, and as may be further amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between ROKU, INC. (“Borrower”), and Silicon Valley Bank (the “Bank”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 3.5 of the Loan Agreement, of the [conversion] [continuation] of the Advances specified herein, that:

1. The date of the [conversion] [continuation] is                         , 20         .

2. The aggregate amount of the proposed Advances to be [converted] is $                 or [continued] is $                 .

3. The Advances are to be [converted into] [continued as] [LIBOR] [Prime Rate] Advances.

4. The duration of the Interest Period for the LIBOR Advances included in the [conversion] [continuation] shall be         months.

The undersigned, on behalf of Borrower, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom:

(a) all representations and warranties of Borrower stated in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(b) If converting to or continuing as a LIBOR Advance, Borrower is Streamline Eligible and will remain Streamline Eligible upon such [conversion] [continuation];

(c) no Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation]; and

(d) the requested [conversion] [continuation] will not cause the aggregate principal amount of the outstanding Advances to exceed, as of the designated Funding Date, (i) the lesser of (A) the Revolving Line or (B) the Borrowing Base minus (ii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), and minus (iv) the aggregate outstanding principal amount of any Advances.

BORROWER	ROKU, INC.

By:
Name:
Title:

For internal Bank use only
LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
%